SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2005

STATION CASINOS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 16, 2005, Station Casinos, Inc. (the “Company”) entered into a Third Amended and Restated Loan Agreement (the “New Facility”) with Bank of America, N.A., Wells Fargo Bank, N.A. and certain other financial institutions.  The New Facility replaces the Company’s prior credit agreement dated December 21, 2004.

Among other things, the New Facility:

•                  Increases the lenders aggregate commitments from $1.0 billion to $2.0 billion.

•                  Lowers the interest rate on revolving loans at each level of the pricing grid by 37.5 basis points.

•                  Reduces the fee charged on the unused portion of the New Facility in various levels of the pricing grid.

•                  Extends the maturity date from December 2009 to December 2010.

•                  Eliminates the limitations on capital expenditures and, as a result, capital expenditures are only governed by the leverage ratios.

•                  Increases the share repurchase basket to $750 million, which limitation only applies if the Company’s parent leverage ratio is greater than 4.5 to 1.0.

•                  Creates a separate $700 million basket for other distributions and investments.

•                  Increases the limit on interest rate swaps to $1.25 billion.

The foregoing description of the New Facility does not purport to be complete and is qualified in its entirety by the terms of the New Facility, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. Certain of the lenders or agents under the New Facility have participated in the Company’s securities offerings as initial purchasers.

Also, on December 19, 2005 the Company entered into an interest rate swap with a notional amount of $250 million beginning March 2006 and expiring in December 2010.  Under the terms of the swap, the Company will pay 4.92% and receive 3-month libor.  The interest rate swap essentially fixes the interest rate on $250 million of debt at 4.92% plus the Company’s libor spread, which as of this date is 1.00%.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: December 19, 2005	By:	/s/ Glenn C. Christenson
Glenn C. Christenson
Executive Vice President, Chief
Financial Officer, Chief Administrative
Officer and Treasurer